EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact: Tom Ryan/Don Duffy 203.222.9013
Sally Smith—President and CEO
Media Contact:
Mary Twinem—CFO
Michael Fox 203.222.9013

Buffalo Wild Wings, Inc. Announces First Quarter Results

-Earnings increase 23% to $0.27 per diluted share

Minneapolis, Minnesota, April 22, 2004 – Buffalo Wild Wings, Inc.(Nasdaq: BWLD), today announced financial results for the first quarter ended March 28, 2004. Highlights for the first quarter compared to the same quarter a year ago were as follows:

o	Total revenue increased 35.9% to $40.2 million

o	Company-owned restaurant sales grew 35.1% to $35.9 million

o	System-wide same store sales increased 11.8%

o	Earnings per diluted share increased 23% to $0.27

Sally Smith, Chief Executive Officer and President of Buffalo Wild Wings commented, “We are pleased with our first quarter performance as it demonstrates our ability to drive top-line growth while maintaining a keen focus on operations. In terms of sales at both company-owned and franchised locations, we credit timely and effective promotional activity as well as strong traffic at our restaurants during the Super Bowl and the NCAA tournament. The economy also seemed buoyant during the quarter and we are no doubt experiencing some of the same positive trends evident across the casual dining and quick casual sectors.” Smith continued, “Knowing that chicken wing prices were stubbornly high during the period, we stressed operational excellence throughout the organization. Our team rose to the challenge and the attention to detail and hard work is shown in the year-over-year improvements in almost every key expense category.”

Total revenue, which includes company-owned restaurant sales and franchise royalties and fees, increased 35.9% to $40.2 million in the first quarter compared to $29.6 million in the first quarter of 2003. System-wide same store sales increased 11.8% for the quarter. Company-owned restaurant sales for the quarter increased 35.1% to $35.9 million aided by a company-owned same store sales increase of 11.1% and 15 more company-owned locations in operation at the end of first quarter 2004 relative to the same period in 2003. Franchise royalties and fees increased 42.5% to $4.3 million versus $3 million in the prior year. This was due to a franchise same store sales increase of 12.0% and 37 more franchised restaurants at the end of the period versus a year ago.

Average weekly sales for company-owned restaurants were $32,289 for the first quarter of 2004 compared to $28,782 for the same quarter last year, a 12.2% increase. Franchised restaurants averaged $39,678 for the period versus $33,920 in the first quarter a year ago, a 17.0% increase.

For the first quarter, GAAP earnings per diluted share increased 23% to $0.27 versus $0.22 in the first quarter of 2003. On a pro forma basis, the first quarter 2003 earnings per diluted share were also $0.22 per share. This was due to the fact that the Company’s mandatorily redeemable Series A Preferred Stock was dilutive in the prior period.

Smith concluded, “Looking to the remainder of 2004, we’re on plan with our expansion strategy and excited about our ability to extend the brand. On the development front, we have opened three restaurants in Atlanta during the last six months, and we plan to continue this new market growth strategy in Dallas and Denver. In terms of marketing, we’re confident that our promotions for the upcoming quarter and full year will drive sales, and we’ll continue to innovate our menu. Our efforts remain focused on building a successful national brand and executing this strategy in a manner that grows shareholder value over the long term.”

Second Quarter 2004 Outlook

For the second quarter ended June 27, 2004, management expects total revenue to approximate $38 million based on a system-wide same store sales increase of 5% to 7%. Revenue assumptions are also based on two new company-owned restaurants during the second quarter and six new franchised units. Management also believes that earnings per diluted share for the second quarter will range from $.10 to .13. This is based on the revenue assumptions mentioned above, average chicken wing prices for the second quarter of $1.58 per pound, and diluted weighted average shares outstanding of 8.6 million.

Information included in this release includes commentary on franchised and system-wide restaurant units, same store sales, and average weekly sales volumes. Management believes such system-wide sales information is an important measure of our performance and is useful in assessing consumer acceptance of the Buffalo Wild Wings Grill & Bar concept and the health of the concept overall. Franchise information also provides an understanding of the Company’s revenues as franchise royalties and fees are based on the opening of franchised units and their sales. However, system-wide same store sales information does not represent sales in accordance with GAAP, should not be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP and may not be comparable to system-wide financial information as defined or used by other companies.

The Company is hosting a conference call today, April 22, 2004 at 5:00 p.m. EDT to discuss these results. There will be a simultaneous webcast conducted at the Company’s website http://www.buffalowildwings.com.

A replay of the call will be available until April 29, 2004. To access this replay please dial (973) 341-3080, password 4705482.

About the Company: Buffalo Wild Wings, Inc., founded in 1982 and headquartered in Minneapolis, Minnesota, is an established and growing owner, operator and franchisor of Buffalo Wild Wings Grill & Bar restaurants featuring a variety of boldly flavored, made-to-order menu items including Buffalo, New York-style chicken wings spun in one of the Company’s 12 signature sauces. The widespread appeal of the Company’s concept establishes its restaurants as an inviting, neighborhood destination with more than 255 restaurants in 30 states.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance and expected store openings for the second quarter of 2004 and the remainder of the year, are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of the management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of locations opening during the second quarter of 2004 and the remainder of the year, the sales at these and our other company-owned and franchised locations, the cost of wings, our ability to control other restaurant operating costs and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements.

# # #

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Dollar amounts in thousands except share and per share data)

(unaudited)

	Three months ended
	March 30, 2003	March 28, 2004
Revenue:
Restaurant sales	$26,587	35,926
Franchise royalties and fees	2,988	4,257

Total revenue	29,575	40,183

Costs and expenses:
Restaurant operating costs:
Cost of sales	8,128	12,427
Labor	7,775	9,959
Operating	4,282	5,422
Occupancy	1,792	2,293
Depreciation and amortization	1,648	2,033
General and administrative	3,641	4,054
Preopening	280	343
Restaurant closures and impairment	1	11

Total costs and expenses	27,547	36,542

Income from operations	2,028	3,641

Other (income) expense
Interest expense	(252)	—
Interest income	12	133

	(240)	133

Earnings before income taxes	1,788	3,774

Income tax expense	697	1,472

Net earnings	1,091	2,302

Accretion resulting from cumulative dividend and mandatory redemption feature of preferred stock	401	—

Net earnings available to common stockholders	$690	2,302

Earnings per common share – basic	$0.27	0.29
Earnings per common share – diluted	0.22	0.27

Weighted average shares outstanding – basic	2,552,261	7,815,430
Weighted average shares outstanding – diluted	5,010,842	8,381,545

The following table expresses results of operations as a percentage of total revenue for the periods presented, except for restaurant operating costs which are expressed as a percentage of restaurant sales:

	Three months ended
	March 30, 2003	March 28, 2004
Revenue:
Restaurant sales	89.9%	89.4%
Franchising royalties and fees	10.1	10.6

Total revenue	100.0	100.0

Costs and expenses:
Restaurant operating costs:
Cost of sales	30.6	34.6
Labor	29.2	27.7
Operating	16.1	15.1
Occupancy	6.7	6.4
Depreciation and amortization	5.6	5.1
General and administrative	12.3	10.1
Preopening	0.9	0.9
Restaurant closures and asset impairment	0.0	0.0

Total costs and expenses	93.1	90.9

Income from operations	6.9%	9.1%

Other income (expense):
Interest expense	(0.9)%	0.0%
Interest income	0.0	0.3

Total other expense	(0.8)	0.3

Earnings before income taxes	6.0	9.4
Income tax expense	2.4	3.7

Net earnings	3.7	5.7
Accretion resulting from cumulative dividend and mandatory redemption feature of preferred stock	1.4	0.0

Net earnings available to common stockholders	2.3%	5.7%

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands, except share data)

(unaudited)

	December 28, 2003	March 28, 2004
Assets
Current assets:
Cash and cash equivalents	$49,538	47,833
Accounts receivable – franchisees, net of
allowance of $25	694	787
Accounts receivable – other	1,634	2,730
Inventory	978	1,106
Income taxes receivable	367	—
Prepaid expenses	1,230	984
Deferred income taxes	1,222	1,222

Total current assets	55,663	54,662

Property and equipment, net	44,450	48,364
Restricted cash	2,425	2,930
Marketing fund receivables	—	—
Other assets	702	717
Goodwill	759	759

Total assets	$103,999	107,432

Liabilities and Stockholders’ Equity
Current liabilities:
Unearned franchise fees	$1,959	2,360
Accounts payable	4,941	4,817
Accrued income taxes	—	792
Accrued compensation and benefits	4,670	4,111
Accrued expenses	3,580	3,365
Current portion of deferred lease credits	491	508

Total current liabilities	15,641	15,953

Long-term liabilities:
Marketing fund payables	2,425	2,930
Deferred income taxes	4,733	4,818
Deferred lease credits, net of current portion	6,133	6,177

Total liabilities	28,932	29,878

Commitments and contingencies (note 6)

Common stockholders’ equity:
Undesignated stock, 5,600,000 shares authorized	—	—

Common stock, no par value. Authorized 15,600,000 shares; issued and outstanding 7,981,945 and 8,034,648, respectively	66,235	66,420
Retained earnings	8,832	11,134

Total common stockholders’ equity	75,067	77,554

Total liabilities and stockholders’ equity	$103,999	107,432

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollar amounts in thousands)

(unaudited)

	Three months ended
	March 30, 2003	March 28, 2004
Cash flows from operating activities:
Net earnings	$1,091	2,302
Adjustments to reconcile net earnings to cash provided by operations:
Depreciation and amortization	1,648	2,033
Restaurant closures and impairment	1	11
Deferred lease credits	(33)	(96)
Deferred income taxes	—	85
Change in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	1,639	(1,072)
Inventory	(64)	(128)
Prepaid expenses	(499)	246
Other assets	30	(15)
Unearned franchise fees	454	401
Accounts payable	(1,498)	(124)
Income taxes	1,574	1,159
Accrued expenses	(1,431)	(774)

Net cash provided by operating activities	2,912	4,028

Cash flows from investing activities:
Acquisition of property and equipment	(1,252)	(5,958)

Net cash used in investing activities	(1,252)	(5,958)

Cash flows from financing activities:
Issuance of common stock	55	185
Payments on notes payable	(50)	—
Payments on capital lease obligations	(1,022)	—
Proceeds from lessors	—	40

Net cash provided by (used in) financing activities	(1,017)	225

Net increase (decrease) in cash and cash equivalents	643	(1,705)

Cash and cash equivalents at beginning of period	4,652	49,538

Cash and cash equivalents at end of period	$5,295	47,833

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

Supplemental Information

Restaurant Count

Company-owned Restaurants:
	Q1	Q2	Q3	Q4
2004	88
2003	73	74	77	84
2002	56	60	63	70
2001	45	47	48	53
2000	29	33	39	42

Franchised Restaurants:
	Q1	Q2	Q3	Q4
2004	168
2003	131	138	142	161
2002	108	119	123	129
2001	95	97	100	105
2000	85	87	89	95

System-wide Restaurants:
	Q1	Q2	Q3	Q4
2004	256
2003	204	212	219	245
2002	164	179	186	199
2001	140	144	148	158
2000	114	120	128	137

Quarterly Same Store Sales

Company-owned Restaurants:
	Q1	Q2	Q3	Q4	Year
2004	11.1%
2003	(1.4%)	2.7%	6.7%	8.5%	4.3%
2002	5.6%	4.6%	(0.7%)	(1.8%)	1.6%
2001	9.1%	7.0%	6.4%	12.1%	8.8%
2000	11.1%	13.2%	12.6%	8.2%	11.0%

Franchised Restaurants:
	Q1	Q2	Q3	Q4	Year
2004	12.0%
2003	(0.4%)	2.3%	8.5%	10.7%	5.6%
2002	4.2%	4.5%	0.0%	(1.8%)	1.5%
2001	4.3%	3.7%	5.3%	8.4%	5.5%
2000	7.8%	6.0%	6.1%	3.0%	5.6%

System-wide Restaurants:
	Q1	Q2	Q3	Q4	Year
2004	11.8%
2003	(0.7%)	2.4%	7.9%	10.0%	5.2%
2002	4.7%	4.5%	(0.2%)	(1.8%)	1.6%
2001	5.4%	4.5%	5.6%	9.4%	6.4%
2000	8.4%	7.4%	7.6%	4.2%	6.8%

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

Supplemental Information

Average Weekly Sales Volumes

Company-owned Restaurants:
	Q1	Q2	Q3	Q4	Year
2004	$32,289
2003	28,782	27,132	28,281	31,171	28,886
2002	29,564	26,330	25,916	28,466	27,547
2001	27,675	25,644	26,722	29,426	27,382
2000	28,183	25,144	25,498	26,287	26,227

Franchised Restaurants:
	Q1	Q2	Q3	Q4	Year
2004	$39,678
2003	33,920	33,393	35,289	39,014	35,491
2002	32,956	31,623	31,619	34,023	32,574
2001	30,533	28,820	29,835	33,267	30,652
2000	28,546	27,303	28,388	29,951	28,569

System-wide Restaurants:
	Q1	Q2	Q3	Q4	Year
2004	$37,124
2003	32,093	31,154	32,779	36,223	33,134
2002	31,781	29,829	29,651	32,124	30,850
2001	29,639	27,774	28,788	32,007	29,583
2000	28,454	26,717	27,544	28,799	27,904

Average Quarterly Wing Prices Per Pound

	Q1	Q2	Q3	Q4	Year
2004	$1.49
2003	1.01	1.02	1.00	1.21	1.06
2002	1.11	.87	.84	.78	.89
2001	1.14	1.22	1.22	1.16	1.18
2000	.87	.79	.86	1.00	.89